Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our reports dated March 13, 2014 (except for Note 3 and the restated information in Notes 8 and 16, as to which the date is March 31, 2015) with respect to the consolidated financial statements and our report dated March 13, 2014 (except for the  material weaknesses and the effects thereof discussed in Management’s Report on Internal Control Over Financial Reporting, as revised, as to which the date is March 31, 2015) with respect to internal control over financial reporting in the Annual Report of Essex Rental Corp. on Form 10-K/A for the year ended December 31, 2013. We hereby consent to the incorporation by reference of said reports in the Registration Statements of Essex Rental Corp. on Forms S-3 (File No. 333-138452, effective June 18, 2009 and File No. 333-171387, effective December 23, 2010) and Form S-8 (File No. 333-161322, effective August 13, 2009 and File No. 333-185567, effective December 19, 2012).

/s/ Grant Thornton LLP

Chicago, IL
March 31, 2015